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                             For Immediate Release:

                  RENT-A-CENTER, INC. TO OFFER $100 MILLION IN
                          11% SENIOR SUBORDINATED NOTES

                                  ------------

PLANO, TEXAS, DECEMBER 4, 2001 - Rent-A-Center, Inc. (Nasdaq: RCII) today announced that it proposes to make a private offering to qualified institutional buyers of $100 million in principal amount of 11% Senior Subordinated Notes due 2008.

         The securities proposed to be offered will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Rent-A-Center intends to use the proceeds of the offering to repay approximately $30 million in term loans, repurchase approximately $34.7 million of its common stock from its former Chairman and Chief Executive Officer and for general corporate purposes.